As filed with the Securities and Exchange Commission on August 26, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ILX RESORTS INCORPORATED

(Exact name of registrant as specified in its charter)

ARIZONA	86-0564171
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2111 East Highland Avenue, Suite 210
Phoenix, Arizona 85016

 (Address of Principal Executive Offices, including zip code)

ILX RESORTS INCORPORATED STOCK BONUS PLAN

 (Full title of the plans)

Joseph P. Martori
Chairman of the Board and
Chief Executive Officer
ILX Resorts Incorporated
2111 East Highland Avenue, Suite 210
Phoenix, Arizona 85016
(602) 957-2777

(Name, address, and telephone number, including area code, of agent for service)

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, without par value	554,660	$ 8.945	$ 4,961,433.70	$ 583.96

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers an indeterminate number of additional shares that may be issuable in connection with share splits, share dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and 457(c) under the Securities Act, based upon the average of the high and low prices of the Registrant's Common Stock for August 22, 2005 as listed on the American Stock Exchange.

1030339v3

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.

Plan Information.*

Item 2.

Registrant Information and Employee Plan Annual Information.*

*The documents containing the information specified in Part I of Form S-8 will be sent or given to employees of the Registrant as specified in Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation Of Documents By Reference.

The following documents which have been filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)

the Registrant's Annual Report on Form 10-K for the Registrant's fiscal year ended December 31, 2004;

(b)

the Registrant's Quarterly Reports on Form 10-Q for the three-month period ended March 31, 2005 and the six-month period ended June 30, 2005;

(c)

the description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form S-3, filed with the Commission on November 10, 2004, Registration Number 333-120378; and

(d)

the Registrant's Current Reports filed with the Commission on April 15, April 19 (with respect to Item 2.01), April 28, June 2 (with respect to Item 2.01), June 29, July 5, July 12, and July 29, 2005.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered by this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.

Description of Securities.

Not applicable.

Item 5.

Interests of Named Experts and Counsel.

None.

1030339v3

Item 6.

Indemnification of Directors and Officers.

Indemnification Required by the Registrants’ Articles of Incorporation

Article 13 of the Registrant's Articles of Incorporation, as amended (the "Articles of Incorporation") provides, under certain circumstances, for the indemnification of the Registrant's officers and directors against liabilities they may incur in such capacities.  In general, Article 13 requires the Registrant to indemnify, to the fullest extent permitted by Arizona law, each director and officer of the Registrant against any damage, judgment amount paid in settlement, fine, penalty, punitive damages, excise tax, or cost or expense (including attorneys' fees and disbursements) that were incurred in connection with a proceeding to which such director or officer was a party by reason of the fact that such officer or director was acting on behalf of the Registrant, unless indemnification is expressly prohibited by applicable law.  However, Article 13 prohibits the Registrant from indemnifying a director or officer for any liability incurred in a proceeding initiated (or participated in as an intervenor or amicus curiae) by the officer or director seeking indemnification unless such initiation or participation is authorized by the affirmative vote of a majority of the directors in office.

Article 13 requires the Registrant to advance funds to pay the expenses of any officer or director involved in a proceeding, provided that such expenses are incurred in good faith and the Registrant receives an undertaking that the individual will repay the funds if it is ultimately determined that he or she is not entitled to indemnification.  The indemnification rights granted to the Registrant's officers and directors are deemed to be a legally binding contract between the Registrant and each such officer and director. Any repeal, amendment or modification of Article 13 of the Articles of Incorporation shall be effective prospectively and shall not affect any prior rights or obligations concerning the indemnification of the Registrant's officers and directors.

Article 14 of the Articles of Incorporation provides that directors of the Registrant shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty.  However, this provision does not eliminate or limit the liability of a director for breach of the director's duty of loyalty to the Registrant or its shareholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

Indemnification Required by the Registrant’s Bylaws

Article X of the Registrant's Amended and Restated Bylaws requires the Registrant to indemnify its officers, directors, employees, and agents against all expenses incurred by them in connection with any legal action, including shareholder derivative suits, based on any action or omission alleged to have been committed while acting within the scope of such relationship to the Registrant.  Any such claim for indemnification is subject to the good faith determination by the Board of Directors that the person seeking indemnification did not act, fail to act, or refused to act willfully or with gross negligence or with fraudulent or criminal intent.  Upon making such determination, indemnification is mandatory unless the person seeking indemnification unreasonably shall refuse to permit the Registrant, at its own expense and through counsel of its choosing, to defend him or her in the subject action.

Indemnification under Arizona Law

The Arizona Business Corporation Act was amended subsequent to the date on which the Registrant adopted its Articles of Incorporation and Amended and Restated Bylaws.  The following paragraphs summarize the indemnification provisions of the Business Corporation Act, as currently in effect.

1030339v3

Required Indemnification

The Business Corporation Act requires the Registrant to indemnify all "Outside Directors," as defined below, against "liability," as defined below, and requires the Registrant to pay expenses to Outside Directors in advance of a final disposition of the proceeding if (1) the director furnishes to the Registrant a written affirmation (an "Affirmation") of his or her good faith belief that (i) his or her conduct was in good faith, (ii) he or she reasonably believed that the conduct was in the best interests of the Registrant or at least not opposed to the Registrant's best interests, and (iii) in the case of any criminal proceeding, he or she had no reasonable cause to believe the conduct was unlawful (the "Standard of Conduct"), and (2) the director provides the Registrant with a written undertaking (an "Undertaking") to repay the advance if it ultimately is determined that the director did not meet the Standard of Conduct.  However, the Business Corporation Act prohibits the Registrant from advancing expenses to an Outside Director if a court determines before payment that the director failed to meet the Standard of Conduct and a court does not otherwise authorize indemnification.

The Business Corporation Act also requires the Registrant to indemnify against reasonable "expenses," as defined below, any director (or officer who is not a director) who is the prevailing party in the defense of any proceeding to which the director (or officer) is a party because such person is or was a director (or officer) of the Registrant.

Optional Indemnification

The Business Corporation Act permits the Registrant to provide in its Articles of Incorporation for mandatory or permissive indemnification of a director against liability to any person for any action taken, or any failure to take any action, as a director, except liability for the amount of a financial benefit received by a director to which the director is not entitled, an intentional infliction of harm on the Registrant or its shareholders, an illegal dividend, distribution or redemption, or an intentional violation of criminal law.  However, the Business Corporation Act provides that the Registrant may not indemnify a director unless the Registrant is authorized in the specific case after a determination has been made by either (1) a majority of the members of the Board of Directors who are not at the time parties to the proceeding, (2) special legal counsel, or (3) the shareholders of the Registrant (excluding shares owned by or voted under the control of directors who are at the time parties to the proceeding) that the director has met the Standard of Conduct (a "Determination").  The Business Corporation Act also prohibits the Registrant from indemnifying a director in connection with a proceeding by or in the right of the Registrant in which the director is adjudged liable to the Registrant, or in connection with a proceeding in which the director was adjudged liable on the basis that the director improperly received a personal benefit.  The Business Corporation Act also permits the Registrant to pay for or reimburse reasonable expenses to a director in advance of a final disposition of the proceeding, but only if the director furnishes to the Registrant an Affirmation (or the proceeding involves liability for monetary damages for breach of fiduciary duty which has been eliminated in the Registrant's Articles of Incorporation in accordance with Arizona law) and an Undertaking.

The Business Corporation Act also permits the Registrant to indemnify against liability and advance expenses to any officer who is not a director (or is a director but the basis on which the officer is made a party to the proceeding is an act or omission solely as an officer) to the same extent as to a director, or, more broadly, if so provided in the Registrant's Articles of Incorporation or Bylaws, or by resolution of the Board or contract.  However, the Business Corporation Act prohibits the Registrant from indemnifying such officers against liability in connection with a proceeding by or in the right of the Registrant other than for reasonable expenses incurred in connection with the proceeding, or against liability arising out of conduct that constitutes receipt by the officer of a financial benefit to which the officer is not entitled, an intentional infliction of harm on the Registrant or its shareholders, or any

1030339v3

intentional violation of criminal law.  The Business Corporation Act does not limit the Registrant's power to indemnify or advance expenses on behalf of an employee or agent.

Court Ordered Indemnification

The Business Corporation Act provides that, unless a Registrant's Articles of Incorporation provide otherwise, a director or officer of the Registrant may apply to a court for indemnification or advance of expenses, in which case the court may, subject to certain conditions, order the Registrant to indemnify such person for part or all of the person's liability and expenses.

Definitions

The Business Corporation Act defines "Outside Director" to mean a director who, when serving as a director, was not an officer, employee or holder of more than 5% of the outstanding shares of any class of stock of the Registrant.  "Liability" under the Business Corporation Act means the obligation to pay a judgment, settlement, penalty or fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding and includes obligations and expenses that have not yet been paid by the indemnified person but that have been or may be incurred. The Business Corporation Act defines "expenses" as attorney fees and all other costs and expenses reasonably related to a proceeding.

Securities and Securities and Exchange Commission Position Regarding Indemnification Liabilities Arising Under the Securities Act

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 7.

Exemption from Registration Claimed.

Not applicable.

Item 8.

Exhibits.

Exhibit	Description
5.1	Opinion of Osborn Maledon, P.A.
23.1	Consent of Hansen, Barnett & Maxwell, independent registered certified public accountants.
23.2	Consent of Osborn Maledon, P.A. (included in Exhibit 5.1).
24.1	Power of Attorney (contained on signature page hereof).
99.1

ILX Resorts Incorporated Stock Bonus Plan (incorporated by reference to Exhibit A to the Registrant's Schedule 14A in connection with the Registrant's 2005 Annual Meeting of Shareholders, filed with the Commission on April 25, 2005).

1030339v3

Item 9.

Undertakings.

1.

The undersigned registrant hereby undertakes:

a.

to file, during any period in which offers or sales of the securities registered hereby are being made, a post-effective amendment to this Registration Statement:

(1)

to include any prospectus required by Section 10(a)(3) of the Securities Act;

(2)

to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(3)

to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs 1(a)(1) and 1(a)(2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

b.

that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

c.

to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.

The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification

1030339v3

by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

1030339v3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on August 26, 2005.

ILX RESORTS INCORPORATED

By:

 /s/ Joseph P. Martori

Joseph P. Martori

Chairman of the Board and

Chief Executive Officer

Power of Attorney: Each individual whose signature appears below hereby constitutes and appoints Joseph P. Martori as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with any and all exhibits thereto, and other documents in connection therewith, with the SEC, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Joseph P. Martori Joseph P. Martori	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	August 26, 2005
/s/ Nancy J. Stone Nancy J. Stone	President, Chief Operating Officer and Director	August 26, 2005
/s/ Margaret M. Eardley Margaret M. Eardley	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 26, 2005
/s/ Taryn L. Chmielewski Taryn L. Chmielewski	Vice President and Chief Accounting Officer (Principal Accounting Officer)	August 26, 2005
/s/ Edward S. Zielinski Edward S. Zielinski	Executive Vice President and Director	August 26, 2005
/s/ Joseph P. Martori, II Joseph P. Martori, II	Executive Vice President and Director	August 26, 2005
/s/ Steven R. Chanen Steven R. Chanen	Director	August 26, 2005

S-1

1030339v3

/s/ Wayne M. Greenholtz Wayne M. Greenholtz	Director	August 26, 2005
/s/ Patrick J. McGroder, III Patrick J. McGroder, III	Director	August 26, 2005
/s/ James W. Myers James W. Myers	Director	August 26, 2005
/s/ Steven A. White Steven A. White	Director	August 26, 2005

INDEX TO EXHIBITS

Exhibit	Description
5.1	Opinion of Osborn Maledon, P.A.
23.1	Consent of Hansen, Barnett & Maxwell, independent registered certified public accountants.
23.2	Consent of Osborn Maledon, P.A. (included in Exhibit 5.1).
24.1	Power of Attorney (contained on signature page hereof).
99.1

ILX Resorts Incorporated Stock Bonus Plan (incorporated by reference to Exhibit A to the Registrant's Schedule 14A in connection with the Registrant's 2005 Annual Meeting of Shareholders, filed with the Commission on April 25, 2005).

S-2

1030339v3

EXHIBIT 5.1

[OSBORN MALEDON, P.A. LETTERHEAD]

August 26, 2005

ILX Resorts Incorporated
2111 E. Highland Avenue, Suite 210

Phoenix, AZ 85016

Re:

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), that you are filing with the Securities and Exchange Commission with respect to 560,000 shares of Common Stock, without par value (the "Shares"), which may be issued pursuant to the ILX Resorts Incorporated Stock Bonus Plan (the "Plan").

Based upon the foregoing, we are of the opinion that the Shares, when duly issued and sold in accordance with the Plan, the Registration Statement and the relevant individual award instruments, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

OSBORN MALEDON, P.A.

By:

/s/ Christopher S. Stachowiak

Christopher S. Stachowiak

Authorized Representative

1030339v3

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors

ILX Resorts Incorporated

We hereby consent to the incorporation by reference in this Registration Statement of ILX Resorts Incorporated on Form S-8 of our report dated March 1, 2005, relating to the consolidated financial statements of ILX Resorts Incorporated and Subsidiaries, which appear in the Annual Report on Form 10-K of ILX Resorts Incorporated for the year ended December 31, 2004, filed with the Securities and Exchange Commission

HANSEN, BARNETT & MAXWELL

Salt Lake City, Utah

August 26, 2005

1030339v3